Exhibit 10.1

TECHNOLOGY AND INTELLECTUAL PROPERTY AGREEMENT

between

CELL GENESYS, INC.

and

GBP IP, LLC

Dated as of December 19, 2007

TECHNOLOGY AND INTELLECTUAL PROPERTY AGREEMENT

THIS TECHNOLOGY AND INTELLECTUAL PROPERTY AGREEMENT (this “Agreement”) is dated as of December 19, 2007 (the “Effective Date”), by and between Cell Genesys, Inc., a Delaware corporation, with its principal place of business at 500 Forbes Boulevard, South San Francisco, California 94080 (“CGI”), and GBP IP, LLC, a Delaware limited liability company, with its principal place of business at 537 Steamboat Road, Greenwich, CT 06830 (“GBP”), (each, a “Party” and, collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, CGI owns or has rights in certain lentiviral and retroviral intellectual property and certain related technology and know-how (including certain biological materials);

WHEREAS, subject to the terms and conditions set forth in this Agreement, CGI agrees to convey, provide or license such lentiviral and retroviral intellectual property and certain related technology and know-how (including certain biological materials) to GBP;

WHEREAS, GBP has been formed and is wholly owned by Greenwich Biotech Management LLC, a Delaware limited liability company having an address at 537 Steamboat Road, Suite 200, Greenwich, Connecticut 06830, for the purpose obtaining such lentiviral and retroviral intellectual property and related technology and know-how under the terms of this Agreement;

WHEREAS, one or more of the partners of Greenwich Biotech Management LLC sit on the Board of Directors of Lentigen Corporation having an address at 1450 South Rolling Road, Baltimore, Maryland 21227; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, GBP agrees to grant a license back to CGI under certain of the intellectual property rights being transferred to it by CGI pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms, as used in this Agreement, have the following meanings. All other capitalized terms used herein shall have the meaning as provided in the body of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Acquired IP” means the Patents listed on Exhibit A and all Patents that claim priority benefit to the Patents listed on Exhibit A, including any continuations, continuations-in-part, divisionals, substitutions, reissues, renewals, extensions or modifications for any of the foregoing, and all foreign counterparts thereof. For the avoidance of doubt, Acquired IP shall not include any Intellectual Property Rights licensed to CGI by a Third Party.

“Ceregene Agreement” means the Amended and Restated Technology Transfer Agreement, effective August 3, 2004, between CGI and Ceregene, Inc., as amended by those certain Side Letters dated August 3, 2004, August 19, 2005 and January 9, 2007.

“Ceregene Consent” means the consent letter attached hereto as Exhibit C.

“CGI’s Knowledge” means the actual knowledge as of the Effective Date of any member of CGI’s management team or any member of CGI’s executive committee.

“Disclosing Party” shall have the meaning as indicated in Section 8.1.

“Fee” shall have the meaning as indicated in Section 7.1.

“Indemnitee” shall have the meaning as indicated in Section 9.3.

“Intellectual Property Rights” or “IPRs” means the rights associated with any of the following anywhere in the world: (i) patents and patent applications therefor (including any continuations, continuations-in-part, divisionals, substitutions, reissues, renewals, extensions or modifications for any of the foregoing, and all foreign counterparts thereof) (“Patents”); (ii) trade secrets, know-how and all other rights in or to confidential business or technical information (“Trade Secrets”); (iii) copyrights, copyright registrations and applications therefor, moral rights and all other rights corresponding to the foregoing (“Copyrights”); (iv) trademarks and service marks, whether registered or unregistered, and the goodwill appurtenant to each of the foregoing (“Trademarks”); and (v) any similar, corresponding or equivalent rights to any of the foregoing. “Intellectual Property Rights” do not include any Technology.

“Licensed Field” means all fields except cancer immunotherapies.

“Licensed Product” means any lentiviral or retroviral product whose manufacture, use or sale would, but for the license to be granted under Section 3.1 of this Agreement, infringe a Valid Claim (as defined in the MIT Agreement) of any Patent within the Whitehead Patent Rights.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any license of Intellectual Property Rights.

“MIT Agreement” means the Amended and Restated Exclusive Patent License Agreement by and among CGI, Massachusetts Institute of Technology and Whitehead Institute for Biomedical Research, dated December 17, 1998, as amended by First Amendment dated September 27, 2005.

“Out-Licenses” means those licenses of Acquired IP or SALK IP Rights by CGI to a Third Party specifically listed on Exhibit D, including all amendments and modifications thereto.

“Part II Patent Rights” means, with respect to the Ceregene Agreement, the Acquired IP and SALK IP Rights specifically listed and described in Exhibit A Part II of the Side Letter dated January 9, 2007 that is part of the Ceregene Agreement.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, limited liability partnership, labor union, trust, unincorporated organization, governmental body or other entity.

“Proprietary Information” shall have the meaning as indicated in Section 8.1.

“Provided Technology” means the Technology listed and described on Exhibit B.

“Receiving Party” shall have the meaning as indicated in Section 8.1.

“SALK Agreement” means the Amended and Restated License Agreement, effective as of December 10, 2000, between the SALK Institute for Biological Studies and CGI.

“SALK IP Rights” means the rights to the Patents listed on Exhibit E granted under the SALK Agreement to Licensee (as defined in the SALK Agreement).

“Taxes” shall have the meaning as indicated in Section 7.3.

“Technology” means any and all tangible embodiments of Intellectual Property Rights, including chemical compounds and formulations, chemical or biological solutions, gene, nucleic acid or amino acid sequence information, genetic or protein libraries, DNA, RNA, proteins, enzymes, antibodies, probes, plasmids, vectors, expression vectors and systems, cells, cell lines, cell banks, cell cultures, transformed hosts, tissues and other biological materials or information pertaining thereto together with any and all progeny, mutants and replications of such materials, and any and all constituents and derivatives of such materials, software, designs, formulae, procedures, methods, screening and selection processes and technologies, assays, analytical tests, techniques, ideas, know-how, research and development and technical data, programs, tools, specifications, processes, apparatus, and all documentation, recordings, graphs, drawings, reports, analyses, and other writings describing or embodying the above (whether in tangible or electronic form). “Technology” does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

“Third Party” means any Person other than a Party or their respective Affiliates.

“Whitehead Patent Rights” means the rights that CGI receives under the MIT Agreement to the Patents listed on Exhibit F.

ARTICLE II

ASSIGNMENT AND TRANSFER

OF RIGHTS AND TECHNOLOGY

2.1 Assignment of Intellectual Property Rights and Agreements. Subject to the terms and conditions of this Agreement (including without limitation full payment under Article VII and the execution of the Ceregene Consent), CGI hereby sells, assigns, and transfers to GBP the following:

(a) all right, title and interest in and to the Acquired IP;

(b) the SALK Agreement, subject to the terms and conditions of the SALK Agreement; and

(c) the Out-Licenses, subject to the terms and conditions of each Out-License; provided however, that with respect to the Ceregene Agreement, CGI hereby sells, assigns, and transfers to GBP only those portions of the Ceregene Agreement as they relate to the Part II Patent Rights.

For the avoidance of doubt, upon the assignment and conveyance of the Out-Licenses and the SALK Agreement to GBP, GBP shall replace CGI as a party to each Out-License and the SALK Agreement and shall succeed to all of the rights and assume all of the responsibilities of CGI under each such Out-License and the SALK Agreement as of the Effective Date, except that, with respect to the Ceregene Agreement, GBP shall only succeed to the rights and assume the responsibilities of CGI as they relate to the Part II Patent Rights. GBP acknowledges and agrees that, as of and after the Effective Date, CGI shall have no further duties or obligations under the Out-Licenses (or the applicable portion of the Ceregene Agreement) or the SALK Agreement, and GBP shall assume and be solely responsible for all such duties and obligations on a forward going basis.

2.2 Transfer of Technology. In connection with the assignment described in Section ý2.1, CGI shall provide and/or deliver to GBP:

(a) as soon as commercially practical after the Effective Date, but in any event no later than thirty (30) days after the Effective Date, a one-time provision of the Provided Technology. In connection with the foregoing and upon delivery, CGI grants to GBP a perpetual, unrestricted, non-exclusive, royalty-free license (with the right to grant sublicenses) to CGI’s Copyrights and Trade Secrets in and to the Provided Technology. For the avoidance of doubt, the transfer of Provided Technology shall not include the transfer of any Intellectual Property Rights in addition to the Acquired IP; and

(b) during the six (6) month period after the Effective Date, CGI shall, upon reasonable request by GBP or its designee, provide to GBP or its designee up to a maximum of twenty (20) hours of e-mail and telephone support, without further charge, to answer questions and provide advice and expertise related to the Out-Licenses, Provided Technology and the Technology covered by the Acquired IP and the SALK IP Rights. The estimated fair market value of such support services is USD$105 per hour. If GBP or its designee require more than the twenty (20) hour maximum of e-mail and telephone support during the six (6) month period or require any such support after that period, then the Parties will enter into good faith negotiations for a separate services agreement for such support at commercially reasonable terms.

2.3 No Assumption of Past Liabilities. Notwithstanding anything herein to the contrary, GBP shall not assume any liability of CGI relating to any fact, circumstance, occurrence, condition, act, event or omission occurring, or the underlying cause of which occurred, prior to the Effective Date, whether or not in connection with the Acquired IP, Provided Technology, SALK Agreement or Out-Licenses.

2.4 No Responsibility for Liabilities. Notwithstanding anything herein to the contrary, CGI shall not be responsible for and will not assume any liability of GBP or any of its Affiliates relating to any fact, circumstance, occurrence, condition, act, event or omission occurring, or the underlying cause of which occurs, on or after the Effective Date, whether or not in connection with the Acquired IP, Provided Technology, SALK Agreement or Out-Licenses.

ARTICLE III

OPTION TO GBP

3.1 Whitehead Patent Rights. Within ninety (90) days after the Effective Date and upon written request by GBP, CGI agrees to negotiate with GBP in good faith to grant a non-exclusive, non-transferable (except in connection with the sale of all or substantially all of GBP’s business relating to the Whitehead Patent Rights), royalty-bearing (only to the extent such royalties are owned under the MIT Agreement), worldwide sublicense under the Whitehead Patent Rights to develop, make, use, sell, offer to sell, lease and import Licensed Products in the Licensed Field. Such license shall be free of charge to GBP, other than to the extent of any royalty owed to the licensors under the MIT Agreement. The license granted to GBP will only be sublicensable: (i) by GBP within the scope of GBP’s license described above and (ii) solely to an Affiliate of GBP or Third Parties providing services directly to GBP or for the benefit of GBP; provided that (x) any such sublicense shall not be further sublicensable; and (y) any such sublicense shall be subject to a written agreement with terms that are consistent with, and no less protective of CGI or its licensors than the terms of the sublicense granted to GBP. Furthermore, any such sublicense will contain additional reasonable and customary terms for a license of this nature and shall be subject to all of the terms and conditions set forth in the MIT Agreement with respect to sublicenses.

ARTICLE IV

LICENSES TO CGI

4.1 Grant-back License. GBP hereby grants CGI and its Affiliates a fully paid-up, non-exclusive, perpetual, non-transferable (except in connection with the sale of all or substantially all of CGI’s business utilizing the applicable technology), royalty-free, worldwide license under the Acquired IP and SALK IP Rights to use any inventions or methods disclosed or claimed therein for its own internal research and development purposes. For the avoidance of doubt, under the foregoing license CGI and its Affiliates shall have the right to use the Acquired IP and SALK IP Rights in order to insert nucleic acids into cancer cells for development of cancer immunotherapies for commercialization (e.g., GVAX™ immunotherapies); provided that CGI shall not use the Acquired IP or SALK IP Rights to (i) commercialize any lentiviral particle or (ii) commercially manufacture any product.

4.2 Sublicenses. The license to CGI described in Section ý4.1 shall not include any right to grant any sublicenses, except that CGI may grant sublicenses to its subcontractors for the sole limited purpose of conducting activities authorized under Section 4.1 on behalf of and for the benefit of CGI and its Affiliates. In the event that a subcontractor is granted such rights, the subcontractor may exercise such rights at facilities owned and operated by the subcontractor.

4.3 2A Furin Technology. Upon CGI’s written request, GBP agrees to negotiate in good faith to license the Acquired IP to a Third Party as necessary for such Third Party to exploit CGI’s 2A Furin technology for in vitro antibody production.

4.4 Termination by GBP. GBP may terminate in whole or in part the license granted pursuant to this ýArticle IV as to CGI or any Affiliate or any sub-licensee of CGI if CGI or such Affiliate or sub-licensee is in material breach of any provision of ýArticle IV or ýArticle VIII hereof by giving CGI thirty (30) days prior written notice of such termination, provided, however, that if CGI (or, if applicable, such Affiliate or sub-licensee) cures the breach within such thirty (30) day period, then the license granted pursuant to this ýArticle IV will remain in effect and in force as if no breach had existed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 General Warranties. Each Party represents and warrants to the other Party that, subject to the execution of the Ceregene Consent:

(a) it has the power and authority to execute and deliver this Agreement and to perform the acts required of it hereunder,

(b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action, and this Agreement constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms, and

(c) the execution, delivery and performance of this Agreement does not, as of the Effective Date, (i) violate, conflict with or result in the breach of any provision of its certificate of incorporation, operating agreement or by laws, (ii) violate any law, governmental regulation or governmental order applicable to it or any of its assets, properties or businesses, or (iii) result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or require any consent (except, with respect to CGI, the Ceregene Consent) under any contract, agreement or arrangement by which it is bound.

5.2 Representations and Warranties of GBP. GBP represents and warrants, as of the Effective Date:

(a) Good Standing. GBP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted.

(b) Adequate Resources. GBP has adequate financial resources to satisfy its monetary and other obligations under this Agreement, and has adequate personnel resources or ability to perform, or cause to be performed, its obligations under this Agreement and under the SALK Agreement and the Out-Licenses.

(c) GBP Due Diligence. GBP acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, it is relying on its own investigation and analysis in entering into this Agreement and the transactions contemplated hereby. GBP is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. GBP acknowledges that it is consummating the transactions contemplated hereby without any representation or warranty, express or implied, by CGI except as expressly set forth herein.

5.3 Representations and Warranties of CGI. CGI represents and warrants, as of the Effective Date, subject to the execution of the Ceregene Consent:

(a) Ownership. CGI exclusively owns all right, title and interest in and to each item of Acquired IP, free and clear of all Liens.

(b) Intellectual Property Rights. To CGI’s Knowledge, the issued Patents constituting the Acquired IP and the SALK IP Rights are valid, subsisting and enforceable (except, for avoidance of doubt, any Patents in Exhibit A or Exhibit E identified therein as having expired under the applicable statutory or national filing deadline). The Acquired IP and, to CGI’s Knowledge, the SALK IP Rights are not subject to any outstanding order, judgment, injunction, decree or ruling adversely affecting CGI’s rights thereto. The Acquired IP is currently in compliance with any and all formal legal requirements necessary to record and perfect CGI’s interest therein and the chain of title thereof. Other than as part of patent prosecution matters in the ordinary course, (i) there is no action or claim pending, asserted or, to CGI’s Knowledge, threatened against CGI concerning the ownership, validity, registerability, or enforceability of any Acquired IP or, to CGI’s Knowledge, the SALK IP Rights, and (ii) CGI has not received any written notification of any action or claim contesting or challenging the ownership, validity, registerability or enforceability of any Acquired IP or the SALK IP Rights.

(c) Infringement. To CGI’s Knowledge, the use of or the practice of the inventions claimed in the Acquired IP and SALK IP Rights does not infringe or misappropriate the valid Intellectual Property Rights of any Third Party. CGI has not received any written notification that CGI’s practice of the inventions claimed in the Acquired IP or SALK IP Rights infringes or misappropriates the valid Intellectual Property Rights of any Third Party, and there is no action or claim pending, asserted or, to CGI’s Knowledge, threatened against CGI concerning the foregoing. To CGI’s Knowledge, no Third Party is engaging in any activity that infringes or misappropriates the Acquired IP or SALK IP Rights, and there is no action or claim pending, asserted or threatened by CGI against any Third Party concerning the foregoing.

(d) Licenses. Exhibit D sets forth a true and complete list of all licenses of any Acquired IP or SALK IP Rights by CGI to any Third Party. CGI has furnished to GBP prior to the execution and delivery of this Agreement true and complete copies of all Out-Licenses and the SALK Agreement. Other than the rights and assets transferred or provided under Article II of this Agreement, there are no other Intellectual Property Rights owned or controlled by CGI as of the Effective Date in which an entity having personnel reasonably skilled in lentiviral technology must possess in order to succeed to the rights of CGI under the Out-Licenses (or applicable portion of the Ceregene Agreement) and the SALK License and assume all the responsibilities of CGI thereunder without breach thereof. There are no existing breaches or defaults by CGI or, to CGI’s Knowledge, any other party to any of the SALK Agreement or the Out-Licenses (except, with respect to the breach by Genetix Pharmaceuticals, Inc. of Article 5 under the Non-Exclusive License and Sub-License Agreement between Genetix Pharmaceuticals, Inc. and CGI, effective as of November 1, 2005), and, to CGI’s Knowledge, no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any such agreement by any party thereto (except, with respect to Genetix Pharmaceuticals, Inc. as noted above), or give any such party the right to terminate, accelerate or modify any such agreement.

(e) Effect of Transaction. The consummation of the transactions contemplated by this Agreement will not result in (i) the creation of any Lien on any Acquired IP, SALK IP Rights or any Intellectual Property Rights owned by or licensed to GBP or any of its Affiliates prior to the Effective Date, (ii) GBP or any of its Affiliates being bound by or subject to (other than under the Out-Licenses) any non-compete or licensing obligation, covenant not to sue, or other restriction on the operation or scope of its business, which GBP or its Affiliates were not bound by or subject to prior to the Effective Date, or (iii) the termination, abandonment or expiration of any Acquired IP, SALK IP Rights or any Intellectual Property Rights owned by or licensed to GBP prior to the Effective Date; in each case of (i), (ii) and (iii), except as a result of GBP’s or its Affiliates’ agreements, licenses or other obligations existing as of the Effective Date.

5.4 Warranties Disclaimer. Except as otherwise set forth herein, (i) EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL INTELLECTUAL PROPERTY RIGHTS AND TECHNOLOGY TRANSFERRED OR LICENSED OR SERVICES PROVIDED HEREUNDER ARE PROVIDED WITHOUT ANY ADDITIONAL WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT, (ii) neither Party makes any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service covered by any Intellectual Property Rights transferred or licensed under this Agreement will be free from infringement of any patent or other Intellectual Property Right of any Third Party, and (iii) CGI does not make any warranty or representation as to the validity and/or scope of the Acquired IP or SALK IP Rights.

ARTICLE VI

ADDITIONAL RELATED MATTERS

6.1 MIT Agreement. During the period in which GBP may exercise the option under Section 3.1 and while the Parties are engaged in any related good faith negotiations thereunder, CGI shall perform, in all material respects, its obligations under to the MIT Agreement, and CGI will not, through any act or omission cause any breach or default under, or otherwise cause the termination or amendment of, the MIT Agreement such that CGI cannot grant GBP such sublicense.

6.2 GBP’s Guarantor. Greenwich Biotech Management LLC shall, on behalf of itself and its Affiliates, act as a guarantor of GBP and GBP’s Affiliates’ performance under this Agreement and shall be responsible and liable for all liabilities, obligations and duties of GBP and GBP’s Affiliates hereunder including, without limitation, any obligation under the SALK Agreement or Out-Licenses after the Effective Date, GBP’s payment obligations under Article VII, and GBP’s indemnification obligations under Article IX. Greenwich Biotech Management LLC has adequate financial resources to satisfy GBP and GBP’s Affiliates’ monetary and other obligations under this Agreement. Notwithstanding the foregoing, in no event shall Greenwich Biotech Management LLC or any of its Affiliates be deemed a third party beneficiary under this Agreement for any reason.

6.3 Patent Assignment Agreement. In connection with the assignment of the Acquired IP pursuant to the terms and conditions of Section 2.1(a), the Parties shall execute a “Patent Assignment Agreement” in a form substantially similar to that attached hereto as Exhibit G to document the transfer of the Acquired IP. GBP shall have the sole responsibility, at its sole cost and expense, to file the Patent Assignment Agreement and any other forms or documents as required to record the assignment of the Acquired IP from CGI to GBP with the United States Patent and Trademark Office and any applicable foreign equivalents; provided, however, that, upon request, CGI shall provide reasonable assistance to GBP to record the assignment, at GBP’s sole cost and expense. As of the Effective Date, as between the Parties, GBP shall be solely responsible for maintaining (including prosecution and payment of all fees) and enforcing the Acquired IP.

6.4 Press Release. Except for the press release contained in Exhibit H, none of the Parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other Party unless such press release or public announcement is required by applicable law or applicable stock exchange regulation, in which case the Parties to this Agreement shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication.

6.5 Retroviral/Lentiviral Assets. Subject to the execution of the Ceregene Consent, CGI agrees that the consummation of the transactions contemplated by this Agreement constitutes the sale or transfer by CGI to GBP of all or substantially all assets owned or controlled by CGI immediately prior to the Effective Date (i) required for making or using first, second, and third generation lentiviral vectors to make lentiviral particles, in each case, solely as claimed in the issued Patents constituting the Acquired IP or the SALK IP Rights, and (ii) to which the SALK Agreement and each Out-License relates.

6.6 SALK Agreement; Out-Licenses. GBP hereby acknowledges that it has received copies of the SALK Agreement and Out-Licenses and has reviewed and understood the terms and conditions thereof. GBP agrees to be strictly bound by the terms and conditions of the SALK Agreement and the Out-Licenses and to fully perform, or caused to be performed, its obligations and duties under the terms and conditions of the same after the Effective Date.

6.7 Assistance with Prosecution of Patents. CGI shall reasonably cooperate with GBP in connection with the preparation and filing of any applications for registration, maintenance, and other documentation reasonably determined by GBP to be necessary or advisable to obtain, protect, or preserve GBP’s rights in any Acquired IP or SALK IP Rights after the Effective Date. Any actual and reasonable out-of-pocket expenses associated with such reasonable assistance shall be borne by GBP.

6.8 Documentation. CGI agrees to provide to GBP copies of: (a) all files of the pending patent applications constituting the Acquired IP and the names and addresses of counsel who are currently involved in the prosecution thereof, and (b) copies of other relevant documents, if any, in CGI’s possession that relate to the Acquired IP, including the prosecution histories of Patents constituting Acquired IP.

6.9 Excluded Assets; No Implied Licenses. Notwithstanding anything herein to the contrary, any billed or unbilled receivables owed to CGI under the Out-Licenses or the SALK Agreement that have accrued or are due before the Effective Date are specifically excluded from the assets transferred to GBP hereunder and such receivables shall be payable by the applicable party to CGI. Nothing contained in this Agreement shall be construed as conferring (i) any ownership rights to any Intellectual Property Rights, Technology or any other assets (whether tangible or intangible) owned or controlled by CGI other than those expressly transferred under Article II of this Agreement, or (ii) any license rights, by implication, estoppel or otherwise, under any Intellectual Property Rights owned or controlled by CGI, other than as expressly transferred or granted in Article II of this Agreement.

6.10 Technical Assistance. Except as provided under Section 2.2, neither Party shall be required to provide the other Party with any technical assistance or to furnish the other Party with, or obtain on their behalf, any documents, materials or other information or Technology.

ARTICLE VII

PAYMENTS

7.1 Payments. In exchange and as consideration for the Acquired IP and Provided Technology and other Intellectual Property Rights licensed and/or offered to be licensed to GBP hereunder, GBP shall pay CGI a one-time, non-refundable fee of Twelve Million US Dollars ($12,000,000) (“Fee”) upon the Effective Date.

7.2 Payment Terms. All payments paid under this Agreement shall be non-refundable. The Fee shall be paid by GBP to CGI in US Dollars by electronic transfer of funds, as follows:

Name of Payee: Cell Genesys, Inc.
Address: 500 Forbes Blvd., South San Francisco, CA 94080
Bank:
ABA Number:
Bank Address:
Account Number:

7.3 Taxes. Each Party shall be responsible for its own taxes (including without limitation any sales, use or value-added taxes), duties, tariffs or other similar charges (“Taxes”) incurred in connection with each Party’s performance under this Agreement. If GBP concludes, after consultation with CGI, that Tax withholdings are required under applicable law with respect to any payments due CGI hereunder, GBP shall withhold the required amount and pay it to the appropriate governmental authority. Any such Tax required to be withheld shall be an expense of and borne solely by CGI. To the extent required by law, GBP shall pay Taxes deducted and withheld from payments payable hereunder to the appropriate governmental authorities on behalf of CGI.

ARTICLE VIII

CONFIDENTIAL INFORMATION

8.1 Confidentiality. Each Party acknowledges that it may obtain confidential, non-public information under this Agreement (“Proprietary Information”) of the other Party. The Party receiving the Proprietary Information (“Receiving Party”) of the other Party (“Disclosing Party”) shall for ten (10) years after the initial disclosure of the applicable Proprietary Information, keep in confidence and trust all of the Disclosing Party’s Proprietary Information received by it. The Receiving Party shall not use the Proprietary Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party’s Proprietary Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Proprietary Information of the Disclosing Party to any person or entity other than its officers, employees, consultants and permitted sublicensees, who need access to such Proprietary Information in order to effect the intent of this Agreement and who have entered into written confidentiality agreements which protect the Proprietary Information of the Disclosing Party under no less protective terms as contained herein, or to its respective attorneys, auditors or bankers who will abide to the confidentiality provisions herein. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party’s Proprietary Information. Without in any way limiting the Disclosing Party’s rights, in law or equity, against the Receiving Party or any Third Party, the Receiving Party agrees to provide reasonable assistance to the Disclosing Party to remedy such unauthorized use or disclosure of its Proprietary Information. For clarity, any non-public information provided to GBP by CGI pursuant to Section 6.7 or Section 6.8, (“Non-Public Patent Related Information”) shall be considered GBP’s Proprietary Information after the Effective Date. For further clarity, Non-Public Patent Related Information shall not be considered CGI’s Proprietary Information hereunder after the Effective Date.

8.2 Exceptions. The obligations under Section 8.1 above shall not apply to the extent that the Proprietary Information is information which:

(a) is already known to the Receiving Party without an obligation of confidentiality at the time of disclosure (including, with respect to CGI, Non-Public Patent Related Information), which knowledge the Receiving Party shall have the burden of proving;

(b) is, or, through no act or failure to act of the Receiving Party, becomes publicly known;

(c) is rightfully received by the Receiving Party from a Third Party without restriction on disclosure;

(d) is independently developed by the Receiving Party after the Effective Date without reference or access to the Proprietary Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving; or

(e) is approved for release by written authorization of the Disclosing Party.

8.3 Disclosure to Government Agencies. Nothing in this Agreement shall prevent the Receiving Party from disclosing Proprietary Information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that as soon as reasonably possible and, in any event, prior to any such disclosure, the Receiving Party shall (a) assert the confidential nature of the Proprietary Information to the agency; (b) if legally permissible, immediately notify the Disclosing Party in writing of the agency’s order or request to disclose; and (c) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality. The Receiving Party may also disclose Proprietary Information of the Disclosing Party to the extent required under any applicable disclosure requirements of the U.S. Securities and Exchange Commission or any other securities exchange or market; provided, however, that the Receiving Party shall provide prior notice of such intended disclosure to the Disclosing Party if possible under the circumstances and shall disclose only such Proprietary Information of the Disclosing Party as is reasonably required to be disclosed.

ARTICLE IX

INDEMNITY OBLIGATIONS; LIMITATION OF LIABILITY

9.1 Indemnification by GBP. GBP shall indemnify, defend, and hold harmless CGI and its Affiliates and their respective directors, board members, officers, employees, agents and independent contractors and their respective successors, heirs and assigns against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) arising from a Third Party claim arising out of any theory of liability (including actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning:

(a) any product, process, or service made, used, sold, imported, or performed by GBP or its Affiliates, or sublicensees pursuant to any right or license transferred or granted to GBP under this Agreement;

(b) GBP’s material breach of its representations or warranties made herein;

(c) any act or omission of GBP or its Affiliates or sublicensees occurring on or after the Effective Date that is a material breach of the Out-Licenses or the SALK Agreement; and

(d) GBP’s material breach of the last paragraph of Section 2.1 or Section 6.6 of this Agreement;

in each case (a), (b), (c) or (d), except to the extent that any such claim results from or as a result of any misrepresentation, negligence or willful misconduct by CGI or its Affiliates.

9.2 Indemnification by CGI. CGI shall indemnify, defend, and hold harmless GBP and its Affiliates and their respective directors, board members, officers, employees, agents and independent contractors and their respective successors, heirs and assigns against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) arising from a Third Party claim arising out of any theory of liability (including actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning:

(a) any product, process, or service that is made, used, sold, imported, or performed by CGI as a result of CGI’s exercise of its rights granted under Article IV of this Agreement;

(b) CGI’s material breach of any of the representations or warranties made herein; or

(c) any existing conflicts, if any, between the Out-Licenses as of the Effective Date.

in each case (a), (b) or (c), except to the extent that any such claim results from or as a result of any misrepresentation, acts, omissions, negligence or willful misconduct by GBP or its Affiliates.

9.3 Procedures. In the event that any Party entitled to indemnification under Section 9.1 or 9.2 (an “Indemnitee”) is seeking such indemnification Indemnitee agrees to provide the indemnifying Party with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. The indemnifying Party agrees, at its own expense, to provide attorneys reasonably acceptable to Indemnitee to defend against any such clam. The Indemnitee shall cooperate fully with the indemnifying Party in such defense and will permit the indemnifying Party to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel if representation of such Indemnitee by the counsel retained by the indemnifying Party would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Such counsel retained by an Indemnitee may participate in the defense and disposition of such claim; provided that the indemnifying Party is allowed to conduct and control such defense and disposition. The indemnifying Party agrees to keep the Indemnitee informed of the progress in the defense and disposition of such claim and to consult with the Indemnitee with regard to any proposed settlement; provided that the indemnifying Party shall not dispose of or settle any such claim in any manner which results in an admission of liability or an agreement to make payments by Indemnitee, or otherwise adversely affects Indemnitee’s rights or interests, without the Indemnitee’s prior written consent.

9.4 Limitation of Liability. EXCEPT FOR A BREACH OF Article VIII, OR WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS UNDER Article IX, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND BASED ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE X

MISCELLANEOUS

10.1 Submission to Jurisdiction; Consent to Service of Process. Any litigation against either Party hereto, including any to enforce any judgment entered by any court in respect thereof, shall be brought in any federal or state court of competent jurisdiction located in New York County in the State of New York, and the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within New York County in the State of New York, over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the Parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.2 Additional Actions and Documents. Each of the Parties hereby agrees use commercially reasonable efforts to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use commercially reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement, whether at or after the Effective Date. For the avoidance of doubt, CGI agrees to execute all documents necessary to assign to GBP any Patents owned by CGI and included within CGI’s Patent portfolio as of the Effective Date related to lentiviral vector technology for the compositions and methods for making lentiviral particles that were not but should have been included in the Acquired IP as of the Effective Date, which such Patents shall be considered Acquired IP subject to the terms and conditions of this Agreement.

10.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt); (b) when sent by facsimile (with written confirmation of transmission); or (c) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to CGI, to:

Cell Genesys, Inc.

500 Forbes Boulevard

South San Francisco, California 94080

Facsimile: (650) 266-2940

Attention: Senior Vice President, Corporate Department

With a copy (which shall not constitute notice) to:

O’Melveny & Myers

2765 Sand Hill Road

Menlo Park, California 94025

Facsimile: (650) 473-2601

Attention: Ms. Margaret Chu Ikeya

If to GBP, to:

GBP IP, LLC

537 Steamboat Road

Greenwich, CT 06830

Attn: David S. Wetherell

With a copy (which shall not constitute notice) to:

BRL Law Group LLC

31 St. James Avenue, Suite 850

Boston, MA 02116

Facsimile: (617) 399-6930

Attention: Thomas B. Rosedale

10.4 Entire Agreement; Amendments and Waivers. This Agreement (including all appendices, exhibits, schedules and other attachments) represents the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and drafts of the Parties with regard to the transactions contemplated herein and therein. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action or nonaction taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action or nonaction of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state, without giving effect to its principles of conflicts of law.

10.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any Third Party beneficiary rights in any Person not a party to this Agreement. No assignment or transfer of this Agreement or of any rights or obligations hereunder may be made by either Party, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other Party, and any attempted assignment without the required consent shall be void; provided, however, that either Party shall have the right to transfer or assign this Agreement to an entity that acquires all or substantially all of business or assets of such Party to which this Agreement relates, whether by merger, reorganization, acquisition, sale, or otherwise, and agrees to be strictly bound by the terms and conditions of this Agreement.

10.7 Good Faith Performance. The Parties agree to cooperate fully to work in good faith and mutually to assist each other in the performance of this Agreement. In this regard, the Parties will meet and consult to seek to resolve any problems and disputes under this Agreement.

10.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.9 Counterparts; Language. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall be drafted in English only.

10.10 No Agency. Nothing in this Agreement shall be construed as establishing a joint venture or an agency relationship between the Parties. Neither Party shall have, or shall represent that it has, any power, right or authority to bind the other Party to any obligation or liability.

10.11 Rules of Construction. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The words “include”, “including”, or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.

10.12 Force Majeure. Neither Party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages or any other causes that are beyond the reasonable control of such Party.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Technology and Intellectual Property Agreement to be duly executed as of the Effective Date.

CELL GENESYS, INC.

By:
Name: Robert H. Tidwell
Title: Senior Vice President, Corporate Development

GBP IP, LLC

By:
Name:
Title:

Solely as a guarantor of GBP under the terms of Section 6.2 above, Greenwich Biotech Management LLC, on behalf of itself and its Affiliates, acknowledges and assents to the terms of this Agreement as of the date set forth above and hereby agrees to be bound by the terms of Section 6.2 of this Agreement.

Greenwich Biotech Management LLC

By:
Name:
Title:

[GREENWICH BIOTECH MANAGEMENT LLC SIGNATURE PAGE ACKNOWLEDGING AND ASSENTING TO THE TECHNOLOGY AND
INTELLECTUAL PROPERTY AGREEMENT]